Exhibit 99.1

                                 MK GOLD COMPANY
                              60 East South Temple
                           Salt Lake City, Utah 84111


Tuesday, September 7, 1999

Company Press Release

                         MK GOLD COMPANY CLARIFIES PRIOR
                                  ANNOUNCEMENT

SALT LAKE CITY, UTAH - September 7, 1999 - As previously announced, MK Gold Company (Nasdaq:MKAU) has purchased the entire share capital and subordinated debt of Riomin Exploraciones S.A. (Riomin) from Rio Tinto Metals Limited for US $42,000,000. In addition, when the copper price exceeds $0.80 per pound, MK Gold will pay Rio Tinto a royalty of 1.5% of copper sales revenue from this project.

To fund this acquisition, MK Gold entered into an agreement to sell to Leucadia National Corporation all of its remaining authorized but unissued shares of MK Gold, approximately 18 million shares, at a purchase price of $0.8753 per share, representing the per share book value at June 30, 1999, for an aggregate purchase price of approximately $15.8 million. This purchase is subject to regulatory approval. To facilitate MK Gold's acquisition of Riomin, MK Gold borrowed from Leucadia approximately $15.8 million pursuant to a promissory note that will be returned to MK Gold as payment for the stock purchase. The balance of the purchase price was obtained from a $20 million borrowing under MK Gold's existing credit facility with Leucadia, and working capital of MK Gold. Upon issuance of stock to Leucadia, Leucadia's interest in MK Gold will increase from approximately 46.7% to approximately 72.5%. MK Gold has granted Straits Resources Ltd., Sydney, Australia, a one-year option to purchase 35% of Riomin at MK Gold's cost, plus interest.

Riomin holds the exploration and mining rights to the Las Cruces copper deposit in the pyrite belt of Spain. Rio Tinto's Technical Services group, with support from consultants including Fluor-Daniel-Wright and Dynatec, recently completed the first phase of a feasibility study for the project. The study indicates the existence of a resource of 15.2 million metric tonnes grading 6.1% copper that is overlain by a gold-bearing gossan (which has not been evaluated) and by 150 meters of unconsolidated overburden. This resource calculation was based upon the analysis of 279 drill holes totaling 272,000 feet. Following permitting, engineering and construction, the Las Cruces mine could produce 65,000 metric tonnes of LME grade A cathode copper per year. The mine life is estimated at 14 years. Actual mining will be subject to permitting, engineering and construction.


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This press release and statements by the Company in reports to its shareholders and public filings, as well as oral public statements by Company representatives may contain certain forward-looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Without limitation, these risks and uncertainties include the ability to receive all necessary permits and regulatory authorizations, non-performance by contractors, higher than estimated construction and engineering costs, economic recessions, fluctuations in copper, gold and other metal prices, risks associated with closure and reclamation of mines and the ability of the Company to acquire and fund new mining projects. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its shareholders and periodic reports on Forms 10-K and 10-Q. MK Gold Company is engaged in the business of mining gold, contract mining, and exploring for and acquiring precious and base mineral properties. The Company is incorporated in Delaware and its executive offices are located at 60 East South Temple, Suite 2100, Salt Lake City, Utah 84111.

For further information, contact John Farmer at 801-297-6900.






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